EXHIBIT 77C



Special meetings of the shareholders of nine series of BMO Funds, Inc. were held on April 20, 2015.

The matters voted on by the shareholders of record as of March 9, 2015 and the results of the vote at the shareholder meetings held on April 20, 2015 were as follows:







1.	To approve an amendment to the Corporations
Articles of Incorporation, as amended, to redesignate and convert the Class Y shares into Class A shares and to terminate the Class Y shares of the Fund, as described in a plan of redesignation and conversion.


BMO Dividend Income Fund
For	4,893,728.658
Against	764.183
Abstain	359.77

BMO Global Low Volatility Equity Fund
For	6,674.374
Against	289.393
Abstain	0.000

BMO Monegy High Yield Bond Fund
For	4,106,159.333
Against	0.000
Abstain	0.000

BMO Small-Cap Value Fund
For	4,479,466.003
Against	3,020.362
Abstain	5,828.567

BMO Pyrford Global Equity Fund
For	51,457.544
Against	0.000
Abstain	1,705.000

BMO Multi-Asset Income Fund
For	51,215.756
Against	0.000
Abstain	0.000

BMO Small-Cap Core Fund
For	50,195.654
Against	0.000
Abstain	0.000


BMO LGM Emerging Markets Equity Fund
For	4,653,177.979
Against	699.966
Abstain	331.848

BMO TCH Emerging Markets Bond Fund
For	382,315.048
Against	157.345
Abstain	0.000


Special meetings of the shareholders of two series of BMO Funds, Inc. were held on May 18, 2015.

The matters voted on by the shareholders of record as of March 9, 2015 and the results of the vote at the shareholder meetings held on May 18, 2015 were as follows:







1.	To approve an amendment to the Corporations
Articles of Incorporation, as amended, to redesignate and convert the Class Y shares into Class A shares and to terminate the Class Y shares of the Fund, as described in a plan of redesignation and conversion.

BMO Low Volatility Equity Fund
For	55,674.682
Against	3,361.706
Abstain	977.065

BMO TCH Intermediate Income Fund
For	1,506,484.775
Against	46,168.579
Abstain	68,712.928